Exhibit 10.8

November 12, 2018

Mr. Daniel Cohen Chief Executive Officer FinTech Acquisition Corp. III 3 Columbus Circle, 24th Floor New York, NYC 10019

Dear Mr. Cohen:

This Agreement (this “Agreement”) will confirm the basis upon which FinTech Acquisition Corp. III (the “Company”) has engaged Deutsche Bank Securities Inc. (“Deutsche Bank”) to provide capital markets advisory and related services in connection with the Company’s initial public offering of units (“IPO”) and any potential business combination (“Business Combination”) as contemplated by the registration statement in connection with the IPO (the “Engagement”).

Section 1. Services to be Rendered.

(a) The capital markets advisory services to be rendered by Deutsche Bank pursuant to the Engagement in connection with the IPO shall include, but not be limited to:

(1)	advising on timing, sizing and structuring considerations;

(2)	using its institutional knowledge to advise on investor target lists prepared by the underwriter(s) for the Company;

(3)	advising senior management of the Company on presentations to be used in meetings with potential investors in connection with the IPO and assisting the Company on Company positioning considerations;

(4)	advising on book-building matters; and

(5)	providing such other capital markets advisory services as the Company and Deutsche Bank may from time to time agree upon.

(b) The capital markets advisory and related services to be rendered by Deutsche Bank pursuant to the Engagement in connection with a potential Business Combination shall include, but not be limited to:

(1)	advising on potential sources and targets for a Business Combination;

(2)	advising on transaction structuring considerations;

FinTech Acquisition Corp. III
November 12, 2018

(3)	using its institutional knowledge to assist with benchmarking and valuation analyses;

(4)	using its institutional knowledge to advise on potential new shareholders in connection with a potential Business Combination;

(5)	arranging meetings with and managing communications with existing shareholders and potential new shareholders in connection with a potential Business Combination;

(6)	advising and assisting senior management of the Company on presentations to be used in roadshow and other meetings with existing and potential new shareholders and assisting the Company on shareholder positioning considerations; and

(7)	providing such other capital markets advisory and related services as the Company and Deutsche Bank may from time to time agree upon.

The capital markets advisory and related services described in this Section 1(b) are not intended to and shall not include services customarily performed or provided pursuant to separate agreements for the provision of merger and acquisition advisory services (“M&A Advisory Services”). Any such M&A Advisory Services are beyond the scope of the Engagement and shall be subject to a separate engagement and additional compensation as agreed by the parties hereto.

For the avoidance of doubt, the above services to be provided in connection with the IPO shall not include activities involving the solicitation or distribution of any offering of any securities, such as participation in the preparation of the offering or other documents, participation in the distribution of any offering on an underwritten, non-underwritten, or any other basis, or the furnishing of customer and/or broker lists for solicitation. In no event shall Deutsche Bank be obligated to purchase any securities of the Company for its own account or for the account of its customers and neither Deutsche Bank nor any of its affiliates shall be deemed to be an underwriter for any securities of the Company. Deutsche Bank shall have no liability for any disclosures or other information or representations provided by the Company to investors or to any other person.

The Company will furnish, and, if the Company enters into negotiations with a potential target in connection with a potential Business Combination (a “Business Combination Target”), will request such Business Combination Target to furnish, to Deutsche Bank such information as Deutsche Bank reasonably requests in connection with the performance of its services hereunder (all such information so furnished is referred to herein as the “Information”).

FinTech Acquisition Corp. III
November 12, 2018

The Company understands and agrees that Deutsche Bank, in performing its services hereunder, will use and rely upon the Information as well as publicly available information regarding the Company and any Business Combination Target and that Deutsche Bank does not assume responsibility for independent verification of any information, whether publicly available or otherwise furnished to it, concerning the Company or any Business Combination Target, including, without limitation, any financial information, forecasts or projections, considered by Deutsche Bank in connection with the rendering of its services. Accordingly, Deutsche Bank shall be entitled to assume and rely upon the accuracy and completeness of all such information and is not required to conduct a physical inspection of any of the properties or assets, or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of any Business Combination Target. With respect to any financial forecasts and projections made available to Deutsche Bank by the Company or any Business Combination Target and used by Deutsche Bank in its analysis, Deutsche Bank shall be entitled to assume that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or any Business Combination Target, as the case may be, as to the matters covered thereby.

Section 2.  Fees.  The Company shall be obligated to pay or cause to be paid to Deutsche Bank a fee for advisory services rendered in connection with the Engagement in an amount equal to the sum of (a) Two Million dollars ($2,000,000) plus (b) 50% of the Deferred Compensation (together, the “Advisory Fee”). For the purposes of this Agreement, “Deferred Compensation” means the 4.0% gross spread payable to the underwriter(s) of the IPO at the closing of a Business Combination on the gross proceeds received by the Company in the IPO.

The Advisory Fee shall be earned by Deutsche Bank upon execution of an underwriting agreement in connection with the IPO and shall be payable in two installments as follows:

●	Two Million dollars ($2,000,000) of the Advisory Fee (the “First Installment”) shall be due and payable immediately upon the closing of the IPO (such closing date the “First Installment Date”); and

●	The remainder of the Advisory Fee (the “Second Installment”), which shall be equal to 50% of the Deferred Compensation, shall be due and payable immediately upon the consummation of any Business Combination (the “Second Installment Date”).

The Company shall cause the underwriter(s) of the IPO to pay each installment of the Advisory Fee to Deutsche Bank on behalf of the Company as a reimbursed expense to be credited by the underwriter(s) against the portion of the gross spread payable to such underwriter(s) at the applicable installment date.  If the Company is unable to cause such payment to be made to Deutsche Bank from the underwriter(s) on either the First Installment Date or Second Installment Date, as applicable, the Company will remain fully responsible for prompt payment to Deutsche Bank of the applicable installment of the Advisory Fee.

If the IPO does not close, no Advisory Fee will be payable to Deutsche Bank. If the IPO closes, Deutsche Bank shall be entitled to the First Installment of the Advisory Fee, but if a Business Combination is not consummated, Deutsche Bank shall not be entitled to the Second Installment of the Advisory Fee.

FinTech Acquisition Corp. III
November 12, 2018

The fees described in this Section 2 are compensation for the Engagement.  Any work outside of the scope of the Engagement shall be subject to additional compensation as separately agreed by the parties hereto.

All fees payable hereunder are net of all applicable withholding and similar taxes and are payable in United States dollars.

Section 3. Expenses. In addition to any fees that may be payable to Deutsche Bank hereunder and regardless of whether any IPO or Business Combination is proposed or consummated, the Company hereby agrees, from time to time upon request, to reimburse Deutsche Bank for all reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred during the Engagement in connection with any actual or proposed transaction or otherwise arising out of the Engagement, up to a maximum of $20,000; provided, however, that all expenses in excess of $5,000 in the aggregate shall require the Company’s prior written approval, which shall not be unreasonably withheld.

Section 4. Termination of Engagement. Deutsche Bank’s engagement hereunder may be terminated by either the Company or Deutsche Bank at any time, with or without cause, upon written advice to that effect to the other party; provided, however, that

(a)	Deutsche Bank will be entitled to any fees payable at the time of such termination pursuant to Section 2 hereof; and

(b)	the provisions of the last paragraph of Section 1, of this Section 4 and of Sections 3, 6, 7, 8, 9, 12 and 13 hereof shall survive such termination.

Section 5. Reliance on Others. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

Section 6. Scope of Responsibility. Neither Deutsche Bank nor any of its affiliates (nor any of their respective control persons, directors, officers, employees or agents) shall be liable to the Company or to any other person claiming through the Company for any claim, loss, damage, liability, cost or expense suffered by the Company or any such other person arising out of or related to the Engagement except to the extent a claim, loss or expense arises out of or is based upon any action or failure to act by Deutsche Bank, other than an action or failure to act undertaken at the request or with the consent of the Company, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of Deutsche Bank.

FinTech Acquisition Corp. III
November 12, 2018

Section 7. Indemnity and Contribution. The Company agrees to indemnify and hold harmless Deutsche Bank and its affiliates (and their respective control persons, directors, officers, employees and agents) (collectively, the “Indemnified Persons”) to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees and disbursements of counsel and all reasonable travel and other out-of-pocket expenses incurred in connection with investigation of, preparation for and defense of any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not in connection with pending or threatened litigation in which Deutsche Bank or any other Indemnified Person is a party) (collectively, a “Claim”) arising out of or related to any actions taken or omitted to be taken by the Company or by an Indemnified Person on the Company’s behalf or with the Company’s consent in connection with the Engagement; provided, however, there shall be excluded from such indemnification any Claims to the extent it is found in a final judicial determination (or a settlement tantamount thereto) that they arise out of or are based upon the bad faith, willful misconduct or gross negligence on the part of an Indemnified Person . In the event that the foregoing indemnity is unavailable or insufficient to hold any Indemnified Person harmless, then the Company shall contribute to amounts paid or payable by Deutsche Bank and other indemnified parties in respect of such Claims in such proportion as appropriately reflects the relative benefits received by, and, if applicable law does not permit allocation solely on the basis of benefits, fault of, the Company and the Indemnified Person in connection with the matters as to which such Claims relate and other equitable considerations, subject to the limitation that in any event Deutsche Bank’s aggregate contributions in respect of such claims, losses, damages, liabilities, costs and expenses will not exceed the amount of fees actually received by Deutsche Bank pursuant to this Agreement. For purposes hereof, relative benefits to the Company and Deutsche Bank of any transaction contemplated hereby shall be deemed to be in the same proportion that the total value paid or contemplated to be paid by the Company and/or its security holders in connection with such transaction bears to the fees paid to Deutsche Bank pursuant to its engagement in respect of such transaction.

The Company will not, without the prior written consent of Deutsche Bank, settle, compromise or consent to the entry of judgement in any pending or threatened Claim relating to Deutsche Bank’s engagement hereunder unless such settlement, compromise or consent includes an express, complete and unconditional release of each Indemnified Person with respect to all liability arising out of such Claims; such release to be set forth in an instrument signed by all parties to such settlement.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, Deutsche Bank shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.

FinTech Acquisition Corp. III
November 12, 2018

In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

Section 8. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of this Agreement or any of the matters contemplated hereby is waived. The Company and Deutsche Bank hereby irrevocably submit to the exclusive jurisdiction of the courts of New York, New York in any proceeding arising out of or relating to this Agreement, and to the federal district courts located in such City, agree not to commence any suit, action or proceeding relating thereto except in such courts, and waive, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction or venue.

Section 9. Trust Waiver. Deutsche Bank hereby acknowledges and agrees that neither it nor any Indemnified Person seeking indemnity under this Agreement has any right of set-off or any right, title, interest or claim of any kind (“Trust Account Claim”) to, or to any monies or other assets in, the trust account holding the net proceeds of the IPO and any private placement proceeds (the “Trust Account”), and hereby irrevocably waives any Trust Account Claim to, or to any monies or other assets in, the Trust Account that it or any Indemnified Person may have now or in the future.  In the event Deutsche Bank has any Trust Account Claim against the Company under this Agreement or otherwise, Deutsche Bank shall pursue such Trust Account Claim solely against the Company and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

Section 10. No Rights in Shareholders, etc. The Company recognizes that Deutsche Bank has been engaged only by the Company, and that the Company’s engagement of Deutsche Bank is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of the Company or any other person not a party hereto as against Deutsche Bank or any of its affiliates or any of their respective directors, officers, agents, employees or representatives.

FinTech Acquisition Corp. III
November 12, 2018

Section 11. Disclosure. The Company acknowledges that Deutsche Bank and its affiliates may have and may continue to have investment banking, financial advisory and other relationships with parties other than the Company pursuant to which Deutsche Bank may acquire information of interest to the Company. Deutsche Bank shall have no obligation to disclose such information to the Company.

Deutsche Bank and its affiliates are engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of their trading and brokerage activities, Deutsche Bank and its affiliates may hold positions, for their own account or the account of customers, in equity or other securities of the Company or any other company that may be involved in any transaction contemplated hereby.

Section 12. Non-Exclusivity. Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such other consultants.

Section 13. Miscellaneous. Nothing in this Agreement is intended to obligate or commit Deutsche Bank or any of its affiliates to provide any services other than as set out above. This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. In order to comply with the USA Patriot Act, Deutsche Bank must obtain, verify and record information that identifies each entity (or individual) that enters into a business relationship with Deutsche Bank. As a result, in addition to the Company’s corporate name and address, Deutsche Bank will obtain the Company’s corporate tax identification number and certain other information. Deutsche Bank may also request relevant corporate resolutions and other identifying documents. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. This Agreement may not be assigned by either party without the written consent of the other. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company and Deutsche Bank.

If you are in agreement with the foregoing, please sign and return the attached copy of this Agreement, whereupon this Agreement shall become effective as of the date hereof.

FinTech Acquisition Corp. III
November 12, 2018

Sincerely,

DEUTSCHE BANK SECURITIES INC.

		By	/s/ Ravi Raghunathan
Name: Ravi Raghunathan

		By	/s/ Adam Raucher
Name: Adam Raucher

AGREED TO:

FINTECH ACQUISITION CORP. III

By	/s/ Daniel Cohen
Name:	Daniel Cohen
Title:	Chief Executive Officer